EXHIBIT 99a: Escrow Agreement

ESCROW AGREEMENT

THIS AGREEMENT made and entered into this 22nd day of December, 2011, by and between Turnpoint Global, Inc.(“registrant”) and all of  its current shareholders; Bo Falkman and Bertil Olsson (  together the “Client”); and Capital Insight Partners, LLC., as escrow agent (“Escrow Agent”).

WIT N E S SE T H:

WHEREAS, the Client has established an escrow account in which up to $75,000.00 (the “Funds”) and certain shares (“Shares”) may be deposited.  Capital Insight Partners, LLC. agrees to serve as Escrow Agent, in accordance with the terms and conditions set forth herein.

WHEREAS, the Client and the Escrow Agent desire to enter into an agreement with respect to the above-described escrow.

NOW, THEREFORE, in consideration of the foregoing and mutual promises and covenants contained herein, it has been and IT IS HEREBY AGREED as follows:

1.

Establishment of Escrow Account. The parties have established an escrow account with the Escrow Agent. The current shareholders shall place all the currently outstanding shares of the company with the escrow company in escrow and such shares may not be released until termination of this escrow agreement as described herein.

2.

Appointment of Escrow Agent; Deposits of Cash.

(a)  The Client herby appoints the Escrow Agent as its agent and custodian to hold and disburse the Consideration deposited with the Escrow Agent pursuant to the terms of this Escrow Agreement in accordance with the terms hereof.

(b)  Following the execution of this Escrow Agreement, the Client will cause to be delivered to the Escrow Agent from time to time any and all Consideration received from the Investors upon the execution  and delivery of the Subscription Agreement (the “Escrow Funds”).

3.

Deposit into the Escrow Account.

DEPOSIT OF OFFERING PROCEEDS AND SECURITIES

Rule 419 of the Securities Exchange Act of 1933 requires that the net offering proceeds, and all securities to be issued be promptly deposited by the Company into an escrow or trust account (the "Deposited Funds" and "Deposited Securities," respectively) governed by an agreement which contains certain terms and provisions specified by the rule. Under Rule 419, the Deposited Funds and Deposited Securities will be released by the Escrow Agent to the Company and to investors, respectively, only after the Company has met the following three conditions: First, the Company must execute an agreement for an acquisition(s) valued at least 80% of the offering amount; second, the Company must successfully complete a reconfirmation offering which is reconfirmed by at least 80% of the shares sold in the offering; and third, the acquisition(s) meeting the above criteria must be consummated.

Deposit and investment of offering proceeds.

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All offering proceeds shall be deposited promptly into the non-interest bearing escrow or trust account.

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Deposited proceeds shall be in the form of checks, drafts, or money orders payable to the order of the escrow agent or trustee.

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The registrant may receive up to 10 percent of the proceeds remaining after payment of allowances permitted by Rule 419(b)(2)(vi) of the Securities Act of 1933 exclusive of interest or dividends, only after such time as the offering has been fully completed and escrow agent then receives a written request of the registrant.

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This escrow will termination upon the happening of one of the following: 1) the failure to reach the offering amount within 180 days of the effectiveness of the offering, 2) confirmation by Turnpoint Global’s legal counsel that a reconfirmation offering has been completed and an acquisition consummated or 3) failure to complete the reconfirmation offering within 18 months of the date of effectiveness. In the event of termination, funds and securities shall be delivered as described herein.

Deposit of securities.

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All securities issued in connection with the offering when sold, whether or not for cash consideration, and any other securities issued with respect to such securities, including securities issued with respect to stock splits, stock dividends, or similar rights, shall be deposited by the Company directly into the escrow or trust account promptly upon issuance. The identity of the purchaser of the securities shall be included on the stock certificates or other documents evidencing such securities. See also Rule 15g-8 of the Exchange Act regarding restrictions on sales of, or offers to sell, securities deposited in the escrow or trust account.

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Securities held in the escrow or trust account are to remain as issued and deposited and shall be held for the sole benefit of the purchasers, who shall have voting rights, if any, with respect to securities held in their names, as provided by applicable state law. No transfer or other disposition of securities held in the escrow or trust account or any interest related to such securities shall be permitted other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 as amended (26 U.S.C. 1 et seq.), or Title 1 of the Employee Retirement Income Security Act (29 U.S.C. 1001 et seq.), or the rules thereunder.

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Warrants, convertible securities or other derivative securities relating to securities held in the escrow or trust account may be exercised or converted by the Escrow Agent at the direction of the Company in accordance with their terms; provided, however, that securities received upon exercise or conversion, together with any cash or other consideration paid in connection with the exercise or conversion, are promptly deposited into the escrow or trust account.

POST-EFFECTIVE AMENDMENT

Once the agreement(s) governing the acquisition(s) of a business(es) between the parties to this Agreement, if applicable, meeting the above criteria has (have) been executed, Rule 419 requires the Company to update the registration statement of which the prospectus relative to the acquisition registration is a part with a post-effective amendment. The post-effective amendment must contain information about: the proposed acquisition candidate(s) and its business(es), including audited financial statements; the results of this offering; and the use of the funds disbursed from the escrow account. The post-effective amendment must also include the terms of the reconfirmation offer mandated by Rule 419. The Company must execute an agreement for an acquisition(s) valued at least 80% of the offering amount; second, the Company must successfully complete a reconfirmation offering which is reconfirmed by at least 80% of the shares sold in the offering; and third, the acquisition(s) meeting the above criteria must be consummated

RECONFIRMATION OFFERING

The reconfirmation offer by the Company must commence within five business days after the effective date of the post-effective amendment. Pursuant to Rule 419, the terms of the reconfirmation offer must include the following conditions:

(1) The prospectus contained in the post-effective amendment will be sent by the Company to each investor whose securities are held in the escrow account within five business days after the effective date of the post-effective amendment;

2) Each investor will have no fewer than 20, and no more than 45, business days from the effective date of the post-effective amendment to notify the Company in writing that the investor elects to remain an investor;

(3) If the Company does not receive written notification from any investor within 45 business days following the effective date, the pro rata portion of the Deposited Funds (and any related interest or dividends) held in the escrow account on such investor's behalf will be returned to the investor within five  business days by first class mail or other equally prompt means;

(4) The acquisition(s) will be consummated only if investors having contributed 80% of the maximum offering proceeds elect to reconfirm their investments; and

(5) If a consummated acquisition(s) has not occurred within 18 months from the date that the Securities and Exchange Commission deems the offering effective as indicated on the prospectus, Deposited Funds held in the escrow account shall be returned to all investors on a pro rata basis within five business days by first class mail or other equally prompt means.

RELEASE OF DEPOSITED SECURITIES AND DEPOSITED FUNDS

Methods of Disposition of Escrow Funds.   The Escrow Agent will hold the Escrow Funds and Securities as specified in this Escrow Agreement until authorized hereunder to deliver such Escrow Funds or Securities as follows:

The Deposited Funds and Deposited Securities may be released to the Company, and the investors, respectively, after:

(1) The Escrow Agent has received written certification from the Company and any other evidence acceptable by the Escrow Agent that the Company has executed an agreement for the acquisition(s) of a business(es) the value of which represents at least 80% of the  offering proceeds  and has filed the required post-effective amendment, the post-effective amendment has been declared effective, the mandated reconfirmation offer having the conditions prescribed by Rule 419 has been completed, and the Company has satisfied all of the prescribed conditions of the reconfirmation offer(at least 80% of the offering shares ( both company and selling shareholder) must have voted in favor of reconfirmation); and

(2) The acquisition(s) of the business(es) the value of which represents at least 80% of the maximum offering proceeds is (are) consummated or

(3) The deposited funds shall be returned to investors in the event that the offering amount is not raised within 180 days without interest  (in which case the securities are returned to the company).

4.

Discretion of Escrow Agent. The Escrow Agent, in its actions pursuant to this Agreement, shall be fully protected in every reasonable exercise of its discretion and shall have no obligations hereunder either to the Company or to any other party, except as expressly set forth herein and as stated in Rule 419 of the Securities Act of 1933.

It is understood and agreed that the duties of the Escrow Agent are entirely ministerial, being limited to receiving and holding and disbursing such Funds in accordance with this Agreement.

5.

Escrow Fees. The fee of the Escrow Agent is a fee of $1,000 which shall be paid by the registrant upon the signing of this agreement.  In addition, all hard costs (wire fees, etc.) shall be deducted from disbursements.  In the event that subscription funds are returned to investors, all escrow fees shall be borne by Client.

6.

Expenses of Escrow Agent. Escrow Agent does not anticipate any expenses other than hard costs as described above.  In the event Escrow Agent does incur any expenses, Client agrees to promptly reimburse Escrow Agent for its actual costs incurred.

7.

Limitation of Liability of Escrow Agent In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for willful default or knowing violation of law, and it shall, accordingly, not incur any such liability with respect to: (i) any action taken or omitted in good faith upon advice of its counsel or counsel for the Client given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement; or (ii) any action taken or omitted in reliance upon any instrument, including the written advice provided for herein, not only as to its due execution and the validity and effectiveness of its provisions, but also as the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

8.

Indemnity of Escrow Agent. The Client hereby agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities, attorneys’ fees (even if Escrow Agent represents himself), and expenses, including any litigation arising from this Agreement or involving the subject matter hereof.

9.

Disputes. In the event that a dispute arises as to the terms of this Agreement, the Escrow Agent shall be entitled to deposit, in the nature of any interpleader action, any documents or proceeds then held by such Escrow Agent with any court of competent jurisdiction within the State of Nevada and shall be reimbursed for all its attorney’s fees and costs connected therewith, even if Escrow Agent, as attorney, represents himself.

10.

Entire Agreement This is the entire Agreement of the parties. Any other agreements of any nature whether oral or written not contained herein are expressly made null and void.

11.

Governing Law. This Agreement shall be governed by the laws of the State of Nevada.

IN WITNESS WHEREOF, the Company, and the Escrow Agent have executed this Escrow Agreement on the day and year first above-written.

THE CLIENT

________________________

Date:  December 22, 2011

Bo Falkman

President, Chief Executive Officer, Treasurer & Director

Turnpoint Global, Inc.

________________________

Date:  December 22, 2011

Bertil Olsson

Secretary & Director

Turnpoint Global, Inc.

________________________

Date:  December 22, 2011

Bo Falkman, Individually

Shareholder Turnpoint Global, Inc.

________________________

Date:  December 22, 2011

Bertil Olsson, Individually

Shareholder, Turnpoint Global, Inc.

THE ESCROW AGENT

Capital Insight Partners, LLC.

________________________

Date:  December 22, 2011

Lance Knight

Partner

Capital Insight Partners, LLC.